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                                                                     EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                       TO
                  RESTATED CERTIFICATE OF INCORPORATION (FIFTH)
                                       OF
                           HUMAN GENOME SCIENCES, INC.

                             Pursuant to Section 242
                         of the General Corporation Law
                            of the State of Delaware
                            ------------------------

      Human Genome Sciences, Inc. (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

      FIRST: In accordance with the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted resolutions pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Restated Certificate of Incorporation (Fifth) of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment at a special meeting in accordance with Section 211 of the General Corporation Law of the State of Delaware. The resolutions setting forth the amendment are as follows:

      RESOLVED: That Article III(a) of the Restated Certificate of Incorporation (Fifth) be and hereby is amended by deleting the existing
Article III(a) and inserting the following paragraph in lieu thereof:

      "(a) Authorization. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 270,000,000 shares, consisting of 20,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), and 250,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock")."

      RESOLVED: That Article III(c)(1) of the Restated Certificate of Incorporation (Fifth) be and hereby is amended by deleting the existing
Article III(c)(1) and inserting the following paragraph in lieu thereof:

      "(1) Designation and Amount. The designation of this class of capital stock shall be Common Stock, par value $.01 per share ("Common Stock"). The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, shall be as set forth in this Article III(c). The number of authorized shares of Common Stock is 250,000,000. The number of authorized shares of Common Stock may be increased or decreased

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      (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of the majority of the stock of the Corporation entitled to vote, irrespective of the provisions of section 242(b)(2) of the Delaware General Corporation Law."

      IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its Chairman of the Board and Chief Executive Officer this 16th day of December, 1999.

[Corporate Seal]              HUMAN GENOME SCIENCES, INC.



                              By: /s/ William A. Haseltine
                                  ----------------------------
                              William A. Haseltine, Ph.D.
                              Chairman of the Board and Chief Executive
                              Officer



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